EXHIBIT 11

       STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
           (in thousands, except per share amounts)


					 For the Three Months Ended June 30,
                                            1998                  1997
                                     Basic     Diluted      Basic    Diluted

Weighted average shares
outstanding:
  Common stock                       27,577     27,577     26,985      26,985
  Shares available under
     options                              -      1,847          -       1,588
  Issuable upon conversion
     of debentures                        -         24          -          24


Weighted average common
  and common equivalent
  shares outstanding                 27,577     29,448     26,985      28,597

Net earnings                        $24,364    $24,364    $16,259     $16,259
Interest expense, net,
  on debentures                           -          4          -           4

Net earnings applicable
  to common stock                   $24,364    $24,368    $16,259     $16,263

Per share                           $  0.88    $  0.83    $  0.60     $  0.57